  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2015

Griffin Capital Essential Asset REIT II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-194280

MD	46-4654479
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure
On October 7, 2015, Griffin Capital Corporation, the sponsor (the "Sponsor") of Griffin Capital Essential Asset REIT II, Inc. (the "Registrant"), issued a press release on behalf of the Registrant, disclosing the acquisition of the Atlas Copco property described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.
Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.
Item 8.01.    Other Events
Acquisition of Atlas Copco property
On October 1, 2015, the Registrant acquired a two-story, Class "A" office and research and development property consisting of 120,000 net rentable square feet located in Auburn Hills, Michigan (the "Atlas Copco property"). The Atlas Copco property is leased in its entirety to Atlas Copco Assembly Systems LLC through an assignment from Atlas Copco Tools & Assembly Systems LLC ("Atlas Copco"). The purchase price for the Atlas Copco property was approximately $17.8 million, plus closing costs. The purchase price was funded with proceeds from the Registrant's public offering, a draw of approximately $10.7 million pursuant to the Registrant's revolving credit facility with a syndicate of lenders under which KeyBank, N.A. serves as administrative agent and JPMorgan Chase Bank, N.A. serves as syndication agent, and $4.9 million in proceeds from a preferred equity investment made by Griffin Capital Vertical Partners, L.P., an affiliate of the Sponsor, into Griffin Capital Essential Asset Operating Partnership II, L.P., the operating partnership (the "Operating Partnership") of the Registrant, in exchange for preferred units of limited partnership interest in the Operating Partnership. The Registrant's advisor earned approximately $0.4 million in acquisition fees in connection with the acquisition of the Atlas Copco property. As of the closing date, the Registrant incurred acquisition expenses of approximately $0.3 million in connection with the acquisition of the Atlas Copco property, approximately $0.1 million of which will be reimbursed or paid to the Registrant's advisor and approximately $0.1 million of which were paid to unaffiliated third parties. The acquisition fees and expenses to be paid to the Registrant’s advisor were deferred and will be paid at a future date.
Atlas Copco is a wholly-owned subsidiary of Atlas Copco AB. Atlas Copco was founded in 2000 through the merger of Atlas Copco Tools Inc. and Atlas Copco Assembly Systems Inc. Atlas Copco, as part of Atlas Copco AB's Industrial Technique business area, produces electric and pneumatic tools, assembly systems, and services used in industrial applications of automotive and general industry around the world. Atlas Copco AB (STO: ATCO A; NASDAQ OMX:ATCO A) has investment grade credit ratings of 'A' from S&P and 'A2' from Moody's.
The Atlas Copco property is located within the Oakland Technology Park (the "Park") in Auburn Hills, approximately 34 miles north of downtown Detroit. The Park is a 211-acre business park formed in 2010 bordered by Chrysler Group LLC's headquarters and a number of colleges. The Atlas Copco property was a build-to-suit for Atlas Copco as its new headquarters in North America and contains 44% office space and 56% research and development space. The Atlas Copco property serves the motor vehicle, heavy industrial, general manufacturing, and aerospace industries and will be used for assembly, testing, and research and development. The research and development space consists of testing labs, light assembly, and warehouse space for prototypes of industrial tooling, fastening, and compressor devices and related products. The Atlas Copco property also houses executives, engineers, sales, finance, accounting, and human resources personnel. The Registrant believes the Atlas Copco property is a business essential facility to Atlas Copco's overall operations due to the research and management functions performed therein, its strategic location near other automotive and engineering companies, Atlas Copco's long term commitment to the area evidenced by its 11-year lease term, and Atlas Copco AB's substantial investment to customize the facility to its specifications.
The Atlas Copco lease, as amended, is a triple-net lease with a remaining term of 10 years upon the Registrant's acquisition, expiring in September 2025. The current annual base rent is approximately $1.2 million, with 1.75% average annual rental increases for the remaining duration of the lease, and includes two five-year renewal options at fair market value and no termination option. Under the Atlas Copco lease, Atlas Copco remains liable as assignor and Atlas Copco AB serves as the guarantor for Atlas Copco's obligations.
The going-in capitalization rate for the Atlas Copco property is approximately 6.8%. The going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from Atlas Copco including base rental revenue, parking revenue, and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance, and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that Atlas Copco will perform its obligations under its lease agreements during the next 12 months.
Atlas Copco will be responsible for managing the Atlas Copco property. Griffin Capital Essential Asset Property Management II, LLC will be paid an oversight fee in an amount of 1.0% of the gross monthly revenues collected from the Atlas Copco property.
Item 9.01.    Exhibits
(d)    Exhibits.
99.1    Press Release regarding the Atlas Copco property dated October 7, 2015

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT II, Inc.

Date: October 7, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary